UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-24483

Date of Report: December 25, 2006

SUNBURST ACQUISITIONS VII, INC.
(Exact name of registrant as specified in its charter)

Colorado	84-146184
(State of Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Citic Plaza, 233 TianHeBei Road, Room 1602B-1603 Guangzhou, P.R. China	510613
(Address of principal executive offices)

86-139250 71672 (Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Principal Officers; Appointment of Principal Officers

On December 25, 2006, Yu Hong Tu resigned from his position as a member of the Registrant’s Board of Directors as well as from his positions as the Registrant’s Chief Executive Officer, Vice Chairman and Corporate Secretary.

Subsequently, the Board of Directors appointed Yuan Gang to serve as the Registrant’s Chief Executive Officer and appointed Xiao Liangni to serve as its Corporate Secretary.  Information regarding Mr. Yuan and Ms. Xiao follows:

Yuan Gang.  Since March 2006 Mr. Yuan has been employed as Chief Executive Officer of Guangzhou Junlian Correspondence Science and Technology Co., Ltd.  The principal business of our subsidiary, Guangzhou Junlian Correspondence Technology Co., Ltd., is to provide consulting and design services to Guangzhou Junlian Correspondence Science and Technology Co., Ltd.   From 2005 to March 2006, Mr. Yuan was employed as General Manager of Zhenghang Chengchuan Advertisement, Ltd., which is an advertising company involved in media marketing.  From 2005 to 2005 Mr. Yuan was employed as South China Marketing Manager by American Wright, Ltd., which is engaged in marketing medical supplies.  From 2001 to 2003 Mr. Yuan was employed as Deputy Developments Manager by Guangshen Railway Development, Ltd., which is a rail carrier.  Mr. Yuan earned an undergraduate degree in clinical medical studies from the Nanjing Donnan University in 1996.  In 2005 he was awarded and M.B.A. in business management by the Beijing Jiaotong University.  Mr. Yuan is 33 years old.

Xiao Liangni.  Since August 2006 Ms. Xiao has been employed as Company Secretary by our subsidiary, Guangzhou Junlian Correspondence Technology Co., Ltd.  From 2005 to 2006 Ms. Xiao was employed as an account executive by Crush Communications, a public relations company located in England.  In 2005 Ms. Xiao was awarded a B.A. with Honors by Manchester Metropolitan University (U.K.), where she concentrated in Financial Services.  Ms. Xiao is 24 years old.

Item 5.03

Change in Fiscal Year

On January 31, 2007 the Registrant’s Board of Directors approved a change in the Registrant’s fiscal year.  The new fiscal year will end on December 31.  The transition period will be covered in a report on Form 10-KSB

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sunburst Acquisitions VII, Inc.

Dated:  February 2, 2007

By:  /s/ Yuan Gang

       Yuan Gang, Chief Executive Officer